Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES ANNOUNCES DISPOSITION OF THREE ORANGE COUNTY OFFICE BUILDINGS
COMPANY HAS NEARLY $1.0 BILLION IN DISPOSITIONS COMPLETED OR UNDER CONTRACT

LOS ANGELES--(BUSINESS WIRE)--May 21, 2007--Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that it has entered into an agreement to sell three office properties in Orange County to a partnership between Rockwood Capital LLC and The Muller Company. The properties are all part of the portfolio recently acquired by the Company from Blackstone/Equity Office Properties. The total sales price is approximately $310.0 million. The disposition is expected to close in the third quarter of 2007.

The three office properties being sold are:

-- Tower 17 in Irvine, California

-- 1100 Executive Tower in Orange, California

-- Lincoln Town Center in Santa Ana, California

This disposition is part of the Company's previously announced plan to sell certain properties in the Orange County portfolio recently acquired from Blackstone/Equity Office Properties and to use the net proceeds from the sales to reduce debt.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer commented, "Combined with our previously announced asset sales in Orange County and San Diego, this latest transaction positions us closer to the completion of our previously stated goal of disposing of certain properties to streamline our asset base and use a portion of the net proceeds to pay down the Company's term loan. We remain focused on reducing our debt levels by completing the sale of other select properties and by entering into joint ventures with institutional partners with respect to additional assets."

As previously announced, Maguire Properties has also entered into an agreement to sell five office properties in Orange County for approximately $345 million as well as an agreement to sell two office properties in San Diego for approximately $298 million.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

About Rockwood Capital LLC

Rockwood Capital LLC is a private real estate investment company that currently is managing more than $2.8 billion of equity commitments. The company's performance in its six previous funds has averaged more than 23% to the investor.

Rockwood Capital LLC invests equity capital on behalf of pension funds, endowments, foundations and high net worth individuals in key U.S. markets in office, retail, residential, hotel and mixed-use projects. Since 1980, Rockwood and its predecessor company have invested in more than $6.6 billion of real estate through six commingled funds and various special purpose partnerships on behalf of its investors. The company has offices in Greenwich, CT, San Francisco, CA and Los Angeles, CA.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company's growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558